Exhibit 99.1

Contact:	Marc Grossman	Atish Shah
	SVP, Corporate Affairs	VP, Investor Relations
	(310) 205-4030	(310) 205-8664
	marc_grossman@hilton.com	atish_shah@hilton.com

HILTON REPORTS FOURTH QUARTER, FISCAL 2004 RESULTS

Beverly Hills, Calif., January 31, 2005 — Hilton Hotels Corporation (NYSE:HLT) today reported financial results for the fourth quarter and fiscal year ended December 31, 2004.  Fourth quarter highlights:

•                  Reported EPS of $.16 vs. $.17 in Q4 2003

•                  Excluding non-comparable items, EPS of $.18; a 64% increase from $.11 in Q4 2003

•                  Strong rate increases resulting from increased business transient and group demand drive 8.3% RevPAR gain at comparable owned hotels; strong operating margins reported as well

•                  Strong RevPAR growth, new units fuel 17% increase in fees

•                  Timeshare unit sales up 45%

The company reported fourth quarter 2004 net income of $65 million, a 3 percent decline from $67 million in the 2003 period.  Diluted net income per share was $.16 in the fourth quarter, compared with $.17 in the 2003 quarter.  On a comparable basis, however, diluted earnings per share in the fourth quarter 2004 were $.18, compared with $.11 in the 2003 quarter, an increase of 64 percent.

- more -

Three non-comparable items combined to adversely impact fourth quarter 2004 EPS by $.02 per share:  1) a pre-tax loss on asset dispositions totaling $3 million, primarily from the December sale of two Doubletree properties near Portland, Oregon for $29 million; 2) a pre-tax impairment charge of $5 million related to the write down of an asset to its estimated fair value, and 3) the impact of implementing a new accounting rule for contingently convertible debt in the diluted EPS calculation.

The fourth quarter 2003 included two non-comparable items that combined to benefit EPS in that quarter by $.06 per share: 1) a $27 million reduction in the provision for income taxes (a $.07 per share benefit,) and 2) pre-tax losses totaling $8 million related to an impairment charge and asset dispositions (a negative $.01 per share impact.)

Hilton reported fourth quarter 2004 total operating income of $168 million (a 21 percent increase from $139 million in the 2003 period,) on total revenue of $1.054 billion (a 7 percent increase from $982 million in the 2003 quarter.)  Total company earnings before interest, taxes, depreciation, amortization and non-recurring items (“Adjusted EBITDA”) were $267 million, compared with $239 million in the 2003 period, an increase of 12 percent.  Adjusting for the impact of owned hotel sales since the end of the third quarter of 2003 and the consolidation of a previously unconsolidated managed property beginning in the 2004 first quarter, revenue, operating income and Adjusted EBITDA increased 9 percent, 21 percent and 14 percent, respectively.

2

For full-year 2004, Hilton reported net income of $238 million, a 45 percent increase from $164 million in 2003; diluted net income per share was $.60 for full-year 2004, compared with $.43 in 2003.  Total company operating income was $658 million in 2004 (a 28 percent increase from $515 million in 2003,) on revenue of $4.146 billion (up 9 percent from $3.819 billion in 2003.)  Total company Adjusted EBITDA was $1.021 billion in 2004, a 13 percent increase from $906 million in 2003.

Owned Hotel Results

Increased demand in the business transient and group segments – resulting in both occupancy and average daily rate (ADR) gains in these two categories — along with improved pricing power in leisure, enabled most of the company’s major owned hotels to report strong results in the quarter.  Company-owned hotels reporting particularly good results in the quarter included those in New York City, Boston, New Orleans, Hawaii, Phoenix, Portland and Atlanta.  Most of the company’s owned hotels in those markets reported double-digit revenue per available room (RevPAR) gains in the quarter.  Chicago remained a comparatively soft market in the quarter.

Across all brands, revenue from the company’s owned hotels (majority owned and controlled hotels) was $542 million in the fourth quarter, a 2 percent increase from $530 million in the 2003 period.  Revenue growth was limited by the impact of property sales.  Total revenue from comparable owned hotels was up 7 percent in the quarter.  RevPAR from comparable owned hotels increased 8.3 percent in the quarter.  Comparable owned hotel occupancy increased 2.1 points to 70.3 percent, while ADR increased 5.1 percent to $164.61.  Approximately 65 percent of the quarterly RevPAR increase at the comparable owned hotels was attributable to the ADR gains.

3

Total owned hotel expenses in the fourth quarter were up 1 percent to $385 million.  Expenses at the comparable owned hotels increased 7 percent in the quarter, primarily due to an increase in occupied rooms, and one-time costs associated with the new bedding program at Hilton brand hotels and the San Francisco labor situation.  Cost-per-occupied-room increased 3.5 percent in the quarter.

Comparable owned hotel margins in the 2004 fourth quarter improved 40 basis points to 28.9 percent.  Margin growth was impacted by the aforementioned one-time costs.

For full-year 2004, revenue from the company’s owned hotels totaled $2.062 billion, compared with $2.031 billion in 2003, a 2 percent increase.  Total revenue from comparable owned hotels was up 7 percent from 2003.  RevPAR from comparable owned hotels increased 6.8 percent for full-year 2004 when compared with full-year 2003; occupancy improved 2.6 points in 2004 to 73.3 percent, and ADR showed a 3.1 percent increase to $153.72.  Total owned hotel expenses in 2004 were flat with 2003 at $1.501 billion; expenses at the comparable owned hotels increased 5 percent in 2004.

System-wide RevPAR; Management/Franchise Fees

The strong demand among all business segments – business transient, groups and leisure – that benefited the company’s owned hotels, also resulted in strong fourth quarter RevPAR gains for each of the company’s brands on a system-wide basis (including managed and franchised properties.)  RevPAR in the fourth quarter 2004 improved at each brand as follows:  Hampton Inn, 10.9 percent; Hilton Garden Inn, 8.1 percent; Hilton, 8.0 percent; Doubletree, 7.9 percent; Homewood Suites by Hilton, 7.4 percent, Embassy Suites, 5.7 percent.

4

Management and franchise fees increased 17 percent in the fourth quarter to $96 million as a result of the aforementioned RevPAR gains along with the addition of new units.  Of the fourth quarter 2004 fee growth, approximately 40 percent came from RevPAR gains at franchised/managed hotels, and 60 percent from the addition of new units.

RevPAR index figures (year-to-date November 2004 as measured by Smith Travel Research) for each of the company’s brands were as follows:  Embassy Suites, 122.0; Homewood Suites by Hilton, 118.2; Hampton Inn, 117.9; Hilton Garden Inn, 115.4; Hilton, 108.4, and Doubletree, 98.4.

For full-year 2004, system-wide RevPAR at Hilton’s brands improved as follows:  Hilton Garden Inn, 8.7 percent; Hilton, 7.8 percent; Doubletree, 7.8 percent; Hampton Inn, 7.3 percent; Homewood Suites by Hilton, 6.4 percent, Embassy Suites, 5.4 percent.

Management and franchise fees in 2004 increased 14 percent from 2003 to $384 million.

Brand Development/Unit Growth

In the fourth quarter 2004, the company added 27 properties and 4,017 rooms to its system as follows: Hampton Inn, 12 hotels and 1,255 rooms; Hilton Garden Inn, 6 hotels and 841 rooms; Homewood Suites by Hilton, 5 hotels and 521 rooms; Doubletree, 2 hotels and 929 rooms, and Hilton, 2 hotels and 471 rooms.  Twelve hotels and 2,133 rooms were removed from the system during the quarter.

For full-year 2004, the company added 128 properties and 16,968 rooms to its system, in line with the company’s expectations and guidance.  During the year, Hilton Family of Brands hotels opened in 31 of the 50 U.S. states.  Forty-two properties and 7,043 rooms were removed from the system during 2004.

5

At December 31, 2004, the Hilton system consisted of a total of 2,259 properties and 358,408 rooms.  Continuing to lead the industry in U.S. hotel development activity, the company had approximately 450 hotels and 58,000 rooms in its development pipeline at December 31, 2004.

Hilton Grand Vacations

Hilton Grand Vacations Company (HGVC,) the company’s vacation ownership business, reported fourth quarter 2004 revenue of $105 million, a 9 percent increase from $96 million in the 2003 quarter.  Expenses were $83 million in the fourth quarter, compared with $73 million in the 2003 period.  Unit sales continue to be strong across the HGVC system; fourth quarter unit sales were up 45 percent, while the average unit sales price increased 1 percent.  Impacting HGVC’s results in the quarter was the deferral of revenue and expenses at the company’s Waikoloa property, due to the required percentage of completion accounting.

During the fourth quarter, development continued on schedule at HGVC properties on the Las Vegas Strip and at the Tuscany Village property on International Drive in Orlando.  The 431-unit Phase II of the Las Vegas project is scheduled for completion in summer 2006.  Ground will be broken in February 2005 on the 70-unit Phase V of the Tuscany Village property, with completion scheduled for spring 2006.

For full-year 2004, HGVC revenue was $421 million, compared with $345 million in 2003; expenses were $316 million versus $259 million in 2003.

6

Distribution/Technology

Reflecting strength in all business segments – business transient, group and leisure – Hilton reported significant increases in both call volume and gross reservations for the fourth quarter and full-year 2004.

In the fourth quarter, gross reservations through Hilton Reservations Worldwide (HRW,) the Global Distribution System (GDS) and all internet sources were up 11 percent over the 2003 period.  For full-year 2004, gross reservations through HRW, GDS and the internet were up 13 percent from 2003.

In the fourth quarter, online bookings through the company’s proprietary branded websites increased 34 percent over the 2003 period.  In the month of October 2004, bookings on the company’s branded websites exceeded call center bookings from 800 numbers for that particular month, a company first since the advent of website reservations.

For full-year 2004, online bookings through the company’s branded websites increased 28 percent over 2003.

Hilton noted that at year-end 2004, high speed internet access was deployed at virtually all of the company’s hotels system-wide.  Additionally, the company had self-service check-in kiosks installed at 47 of its owned and/or managed properties at year-end.  The company also successfully introduced a check-in kiosk at Honolulu International Airport baggage claim, allowing customers to check in to the Hilton Hawaiian Village while waiting for their luggage, an industry first.

7

Corporate Finance

At December 31, 2004, Hilton had total debt of $3.6 billion (net of $100 million of debt resulting from the consolidation of a managed hotel, which is non-recourse to Hilton.)  Approximately 13 percent of the company’s debt is floating rate debt.  Total cash and equivalents (including restricted cash) were approximately $466 million at December 31, 2004, an increase of $101 million during the fourth quarter.

The company’s average basic and diluted share counts for the fourth quarter were 388 million and 422 million, respectively.  For full-year 2004, the company’s average basic and diluted share counts were 384 million and 418 million, respectively.  The diluted share counts for the fourth quarter and full year reflect the required implementation of new accounting rules for contingently convertible debt.

Hilton’s debt currently has an average life of 8.8 years, at an average cost of approximately 6.8 percent.  The company’s debt is rated investment grade by the three major rating agencies, Moody’s, Standard & Poor’s and Fitch.

The company’s effective tax rate in the fourth quarter 2004 was 32 percent, and benefited from tax credits associated with the company’s synthetic fuel investment.  The 2003 fourth quarter reflected a tax benefit of $2 million due to the utilization of capital loss tax carryforwards.

During the fourth quarter, the company repurchased 2.3 million shares of its stock at a total cost of $48 million (an average cost of $20.82 per share.)  Approximately 7 million shares remain available for repurchase under the company’s existing Board authorization.

8

Total hotel capital expenditures in the fourth quarter were $72 million, with an additional $20 million expended for timeshare development.  For full-year 2004, total hotel capital expenditures were $178 million, with an additional $46 million expended for timeshare development.

Updated 2005 Outlook

The company in 2005 anticipates a favorable economic environment and continuation of strong hotel demand among business, group and leisure travelers, coupled with limited new full-service hotel supply growth.  The company expects that approximately 75 percent of the anticipated 2005 RevPAR gain at its comparable owned hotels will come from ADR increases.

The company provided the following updated estimates for full-year 2005:

Total revenue	$4.500 - 4.525 billion

Total Adjusted EBITDA	$1.090 - 1.105 billion

Total operating income	$735 - 750 million

Comparable owned hotel RevPAR	Increase of 7.5% - 8.5%

Diluted earnings per share	Low $.70 range

The 2005 diluted EPS guidance includes the following three items which combine to adversely impact diluted EPS by a total of $.06 per share: 1) the new accounting rules for contingently convertible debt; 2) the required accounting change related to expensing of unvested stock options; and 3) the required accounting for restricted stock costs.

9

Anticipated total capital spending in 2005 remains consistent with previously issued guidance, approximately $430 million broken out as follows:  approximately $140 million for routine improvements, $190 million for timeshare projects and $100 million in hotel renovation, ROI and special projects.

The company expects to add 130 – 150 hotels and 16,000 – 20,000 rooms to its system in 2005.

Stephen F. Bollenbach, co-chairman and chief executive officer of Hilton Hotels Corporation, said:  “The momentum that built in our business starting in late 2003, continued throughout 2004 and culminated in a very strong fourth quarter for our company.  We ended a highly successful year by seeing a return to pricing power that enabled us to raise room rates at our big-city hotels and across our system.  We also continued to grow our development pipeline – the most vibrant U.S. pipeline in the industry — achieved record sales in our timeshare business, built on our technology advantage and further strengthened our balance sheet.

“Even more exciting, though, are the indications that we are still in the early stages of what we believe will be a period of long-term strength in our industry and for our company.  Our strength in owned hotels, franchise/management fees and timeshare – and track record of executing well in each of these businesses — has us well-positioned to take full advantage of these trends.”

10

Mr. Bollenbach continued:  “Pent-up demand for travel and a shortage of first-class hotel rooms in most major cities should generate continued strong results – particularly in increased room rates — in many of our most important markets, including New York, Washington, Boston and Hawaii.  We also look forward to improvement in Chicago in 2005.  The upshot is that we have the right properties in the right locations to take full advantage of this improving environment.

“Because our hotel brands, from Hampton to Conrad and everything in between, resonate with owners and travelers alike, we will continue to aggressively add units to the Hilton Family; we envision our 2005 unit growth being 10 percent or more above 2004’s impressive total.  Our initiatives to further strengthen the Hilton brand are underway and will bring a new excitement to that brand in 2005 and beyond.

“And our strategy of selective timeshare development – focusing on high-traffic, year-round destinations – will enable us to continue effectively managing new growth opportunities in this business, while providing high quality products and amenities for our customers.”

Mr. Bollenbach concluded: “With this bright future ahead, we look forward to generating significant free cash flow over the next few years.  Our priority, and our commitment, is to carefully evaluate and then act on opportunities for using our excess cash to bring maximum benefit to our shareholders.  As we enter 2005, we are very optimistic about our prospects.”

#  #  #

11

Note:  This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts.  The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms; competitive conditions in the lodging industry, relationships with clients and property owners; the impact of government regulations; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

HILTON HOTELS CORPORATION

Financial Highlights (Unaudited)

(in millions, except per share amounts)

	Three Months Ended December 31			Twelve Months Ended December 31
	2003	2004	% Change	2003	2004	% Change
Revenue
Owned hotels	$530	$542	2%	$2,031	$2,062	2%
Leased hotels	24	26	8	103	111	8
Management and franchise fees	82	96	17	337	384	14
Timeshare and other income	106	117	10	378	463	22
	742	781	5	2,849	3,020	6
Other revenue from managed and franchised properties	240	273	14	970	1,126	16
	982	1,054	7	3,819	4,146	9
Expenses
Owned hotels	380	385	1	1,500	1,501	—
Leased hotels	24	25	4	96	101	5
Depreciation and amortization	85	83	(2)	334	330	(1)
Impairment loss and related costs	5	5	—	22	5	(77)
Other operating expenses	92	104	13	335	395	18
Corporate expense	24	22	(8)	81	85	5
	610	624	2	2,368	2,417	2
Other expenses from managed and franchised properties	240	271	13	970	1,120	15
	850	895	5	3,338	3,537	6

Operating income from unconsolidated affiliates	7	9	29	34	49	44

Operating income	139	168	21	515	658	28

Interest and dividend income	8	7	(13)	29	26	(10)
Interest expense	(71)	(65)	(8)	(295)	(274)	(7)
Net interest from unconsolidated affiliates and non-controlled interests	(7)	(6)	(14)	(20)	(26)	30
Net loss on asset dispositions and other	(3)	(3)	—	(6)	(5)	(17)
Loss from non-operating affiliates	—	(3)	—	—	(6)	—
Income before taxes and minority and non-controlled interests	66	98	48	223	373	67
Tax benefit (provision)	2	(31)	—	(53)	(127)	—
Minority and non-controlled interests, net	(1)	(2)	—	(6)	(8)	33
Net income	$67	$65	(3)%	$164	$238	45%

Net income per share (1)
Basic	$.18	$.17	(6)%	$.43	$.62	44%
Diluted	$.17	$.16	(6)%	$.43	$.60	40%

Average shares - basic	380	388	2%	378	384	2%
Average shares - diluted (2)	414	422	2%	410	418	2%

(1) EPS for the full year differs from the sum of quarterly EPS amounts due to the required method of computing EPS in the respective periods.

(2) Average diluted shares for prior periods reflect the required retroactive application of EITF 04-8 “The Effect of Contingently Convertible Debt on Diluted Earnings per Share.”

HILTON HOTELS CORPORATION

U.S. Owned Statistics (1)

	Three Months Ended December 31				Twelve Months Ended December 31
	2003	2004	%/pt Change		2003	2004	%/pt Change

Hilton
Occupancy	69.0%	71.0%	2.0	pts	71.2%	73.9%	2.7	pts
Average Rate	$162.27	$171.24	5.5%		$153.57	$158.61	3.3%
RevPAR	$112.04	$121.65	8.6%		$109.31	$117.21	7.2%

All Other
Occupancy	61.8%	64.4%	2.6	pts	67.4%	68.3%	0.9	pts
Average Rate	$108.00	$108.47	0.4%		$113.00	$113.11	0.1%
RevPAR	$66.71	$69.90	4.8%		$76.20	$77.30	1.4%

Total
Occupancy	68.2%	70.3%	2.1	pts	70.7%	73.3%	2.6	pts
Average Rate	$156.61	$164.61	5.1%		$149.09	$153.72	3.1%
RevPAR	$106.83	$115.69	8.3%		$105.47	$112.62	6.8%

(1) Statistics are for comparable hotels, and include only those hotels in the system as of December 31, 2004 and owned by us since January 1, 2003.

HILTON HOTELS CORPORATION

System-wide Statistics (1)

	Three Months Ended December 31				Twelve Months Ended December 31
	2003	2004	%/pt Change		2003	2004	%/pt Change

Hilton
Occupancy	64.1%	65.5%	1.4	pts	66.7%	69.5%	2.8	pts
Average Rate	$128.63	$136.00	5.7%		$125.57	$130.15	3.6%
RevPAR	$82.49	$89.13	8.0%		$83.82	$90.39	7.8%

Hilton Garden Inn
Occupancy	63.1%	65.2%	2.1	pts	65.5%	69.0%	3.5	pts
Average Rate	$93.50	$97.82	4.6%		$95.05	$98.11	3.2%
RevPAR	$58.99	$63.79	8.1%		$62.30	$67.70	8.7%

Doubletree
Occupancy	61.6%	63.6%	2.0	pts	65.2%	68.4%	3.2	pts
Average Rate	$99.49	$103.98	4.5%		$100.37	$103.11	2.7%
RevPAR	$61.31	$66.15	7.9%		$65.40	$70.50	7.8%

Embassy Suites
Occupancy	65.5%	66.8%	1.3	pts	69.2%	71.3%	2.1	pts
Average Rate	$118.40	$122.61	3.6%		$119.94	$122.72	2.3%
RevPAR	$77.51	$81.89	5.7%		$83.05	$87.52	5.4%

Homewood Suites by Hilton
Occupancy	67.0%	69.6%	2.6	pts	70.7%	73.4%	2.7	pts
Average Rate	$93.47	$96.53	3.3%		$94.36	$96.78	2.6%
RevPAR	$62.58	$67.22	7.4%		$66.76	$71.03	6.4%

Hampton
Occupancy	61.5%	64.5%	3.0	pts	66.0%	68.3%	2.3	pts
Average Rate	$77.37	$81.86	5.8%		$78.73	$81.64	3.7%
RevPAR	$47.59	$52.78	10.9%		$51.93	$55.73	7.3%

Other
Occupancy	67.1%	66.7%	(0.4	)pts	57.5%	69.4%	11.9	pts
Average Rate	$127.37	$141.94	11.4%		$123.33	$131.31	6.5%
RevPAR	$85.41	$94.63	10.8%		$70.94	$91.14	28.5%

(1) Statistics are for comparable hotels, and include only those hotels in the system as of December 31, 2004 and owned, operated or franchised by us since January 1, 2003.

HILTON HOTELS CORPORATION

Supplementary Statistical Information

	December				Change to
	2003 Number of		2004 Number of		December 2003 Number of
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Hilton
Owned	36	27,496	36	27,492	—	(4)
Leased	1	499	1	499	—	—
Joint Venture	10	4,177	10	4,177	—	—
Managed	24	14,103	24	13,822	—	(281)
Franchised	159	42,737	159	43,266	—	529
	230	89,012	230	89,256	—	244
Hilton Garden Inn
Owned	1	162	1	162	—	—
Joint Venture	2	280	1	128	(1)	(152)
Managed	3	391	6	796	3	405
Franchised	177	24,177	211	28,755	34	4,578
	183	25,010	219	29,841	36	4,831
Doubletree
Owned	9	3,156	4	1,702	(5)	(1,454)
Leased	6	2,144	6	2,144	—	—
Joint Venture	25	7,427	24	7,208	(1)	(219)
Managed	44	11,585	38	10,074	(6)	(1,511)
Franchised	71	16,302	82	19,794	11	3,492
	155	40,614	154	40,922	(1)	308
Embassy Suites
Owned	4	881	4	881	—	—
Joint Venture	27	7,279	27	7,279	—	—
Managed	54	14,136	54	14,134	—	(2)
Franchised	89	20,257	90	20,421	1	164
	174	42,553	175	42,715	1	162
Homewood Suites by Hilton
Owned	3	398	3	398	—	—
Managed	36	4,304	36	4,304	—	—
Franchised	91	10,058	104	11,352	13	1,294
	130	14,760	143	16,054	13	1,294
Hampton
Owned	1	133	1	133	—	—
Managed	34	4,323	35	4,462	1	139
Franchised	1,220	123,087	1,254	125,803	34	2,716
	1,255	127,543	1,290	130,398	35	2,855

Timeshare	30	3,644	31	3,740	1	96

Other
Owned	1	300	1	300	—	—
Leased	—	—	—	—	—	—
Joint Venture	3	1,393	3	1,394	—	1
Managed	11	3,246	13	3,788	2	542
Franchised	1	408	—	—	(1)	(408)
	16	5,347	17	5,482	1	135

Total
Owned	55	32,526	50	31,068	(5)	(1,458)
Leased	7	2,643	7	2,643	—	—
Joint Venture	67	20,556	65	20,186	(2)	(370)
Managed	206	52,088	206	51,380	—	(708)
Timeshare	30	3,644	31	3,740	1	96
Franchised	1,808	237,026	1,900	249,391	92	12,365

TOTAL PROPERTIES	2,173	348,483	2,259	358,408	86	9,925

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Reconciliation of Adjusted EBITDA to EBITDA and Net Income

Historical Data

($ in millions)

	Three Months Ended December 31			Twelve Months Ended December 31
	2003	2004	% Change	2003	2004	% Change

Adjusted EBITDA	$239	$267	12%	$906	$1,021	13%
Proportionate share of depreciation and amortization of unconsolidated affiliates	(9)	(8)	(11)	(30)	(28)	(7)
Non-recurring items	(5)	(5)	—	(22)	(5)	(77)
Operating interest and dividend income	(1)	(5)	—	(5)	(8)	60
Operating income of non-controlled interests	—	2	—	—	8	—
Net loss on asset dispositions and other	(3)	(3)	—	(6)	(5)	(17)
Loss from non-operating affiliates	—	(3)	—	—	(6)	—
Minority and non-controlled interests, net	(1)	(2)	—	(6)	(8)	33
EBITDA	220	243	10	837	969	16
Depreciation and amortization	(85)	(83)	(2)	(334)	(330)	(1)
Interest expense, net	(70)	(64)	(9)	(286)	(274)	(4)
Tax benefit (provision)	2	(31)	—	(53)	(127)	—
Net income	$67	$65	(3)%	$164	$238	45%

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Reconciliation of Adjusted EBITDA to EBITDA and Net Income

Future Performance - Full Year 2005 Outlook

($ in millions, except per share amounts)

	Estimated Full Year 2005 Low End	Estimated Full Year 2005 High End

Adjusted EBITDA (1)	$1,090	$1,105
Proportionate share of depreciation and amortization of unconsolidated affiliates	(28)	(28)
Operating interest and dividend income	(6)	(6)
Operating income of non-controlled interests	10	10
Loss from non-operating affiliates	(16)	(16)
Minority and non-controlled interests, net	(6)	(6)
EBITDA	1,044	1,059
Depreciation and amortization	(331)	(331)
Interest expense, net	(267)	(267)
Provision for income taxes	(160)	(165)
Net income	$286	$296

Diluted EPS	$.70	$.72

(1) Includes estimated stock compensation expense of $30 million.

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Owned Hotel Revenue and Expenses

Adjusted for Asset Sales

($ in millions)

	Three Months Ended December 31			Twelve Months Ended December 31
	2003	2004	% Change	2003	2004	% Change

Revenue - owned hotels	$530	$542	2%	$2,031	$2,062	2%
Less sold hotels	(31)	(6)		(138)	(36)
Revenue - comparable owned hotels	$499	$536	7%	$1,893	$2,026	7%

Expenses - owned hotels	$380	$385	1%	$1,500	$1,501	—%
Less sold hotels	(23)	(4)		(102)	(28)
Expenses - comparable owned hotels	$357	$381	7%	$1,398	$1,473	5%

NON-GAAP FINANCIAL MEASURES

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures.  We believe that our presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, are important supplemental measures of operating performance to investors.  The following discussion defines these terms and why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States Generally Accepted Accounting Principles (GAAP), gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors.  Management has historically adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items described below is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results.  We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. We do not reflect such items when calculating EBITDA, however, we adjust for these items and refer to this measure as Adjusted EBITDA. We have historically reported this measure to our investors and believe that the continued inclusion of Adjusted EBITDA provides consistency in our financial reporting.  We use Adjusted EBITDA in this press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management.  Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions.  Adjusted EBITDA is also widely used by management in the annual budget process.  Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company.  Adjusted EBITDA for 2004 reflects EBITDA adjusted for the following items:

Gains and Losses on Asset Dispositions and Non-Recurring Items

We exclude from Adjusted EBITDA the effect of gains and losses on asset dispositions and non-recurring items, such as asset write-downs and impairment losses. We believe the inclusion of these items is not consistent with reflecting the on-going performance of our assets. Management believes it is useful to exclude gains and losses on asset dispositions as these amounts are not reflective of our operating performance or the performance of our assets and the amount of such items can vary dramatically from period to period.  The timing and selection of an asset for disposition is subject to a number of variables that are generally unrelated to our on-going operations.

Proportionate Share of Depreciation and Amortization of Unconsolidated Affiliates

Our consolidated results include the equity earnings from our unconsolidated affiliates after the deduction of our proportionate share of depreciation and amortization expense from unconsolidated affiliates.  We exclude our proportionate share of depreciation and amortization expense from unconsolidated affiliates from Adjusted EBITDA to provide a more accurate measure of our proportionate share of core operating results before investing activities and to provide consistency with the performance measure we use for our consolidated properties.

Operating Interest and Dividend Income

Interest and dividend income from investments related to operating activities is included in our calculation of Adjusted EBITDA.  We consider this income, primarily interest on notes receivable issued to properties we manage or franchise and dividend income from investments related to the development of our core businesses, to be a part of our core operating results.

Non-Controlled Interest

The consolidation of non-controlled interests in accordance with Financial Accounting Standards Board Interpretation No. 46 (FIN 46) resulted in an increase in certain revenue and expenses in the 2004 period, however, it had no net impact to our consolidated net income. We exclude from Adjusted EBITDA the corresponding amounts of operating income, net interest expense, tax provision and non-controlled interest reported on our income statement to the extent these amounts belong to other ownership interests.  These exclusions are shown in their respective lines on the Reconciliation of Adjusted EBITDA to EBITDA and Net Income.

Minority Interest, Net

We exclude the minority interest in the income or loss of our consolidated joint ventures because these amounts effectively include our minority partners’ proportionate share of depreciation, amortization, interest and taxes, which are excluded from EBITDA.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA and Adjusted EBITDA has certain limitations.  Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited.  Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA.  Each of these items should also be considered in the overall evaluation of our results.  Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity.  We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

EBITDA and Adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures.  EBITDA and Adjusted EBITDA reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.